                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO. _________)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:


  [ ]  Preliminary Proxy Statement              [ ]   Confidential, for Use of the
                                                      Commission Only (as  permitted by Rule
                                                      14a-6(e)(2))
  [X]  Definitive Proxy Statement
  [ ]  Definitive Additional Materials
  [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            HARKEN ENERGY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):
         [X] No fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
         (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined):

--------------------------------------------------------------------------------
         (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
         (5) Total fee paid:

--------------------------------------------------------------------------------
         [ ] Fee paid previously with preliminary materials:

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount previously paid:

--------------------------------------------------------------------------------
         (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
         (3) Filing Party:

--------------------------------------------------------------------------------
         (4) Date Filed:

--------------------------------------------------------------------------------

                            HARKEN ENERGY CORPORATION
                         16285 PARK TEN PLACE, SUITE 600
                              HOUSTON, TEXAS 77084

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 7, 2000

         Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Harken Energy Corporation, a Delaware corporation ("Harken"), will be held at the Houston Marriott North, 255 North Sam Houston Parkway East, Houston, Texas 77060, on Tuesday, November 7, 2000, at 8:00 a.m., local time, for the following purposes:

         (1) To consider and act upon a proposal to amend Harken's Certificate of Incorporation to effect a one-for-ten reverse stock split; and

         (2) To transact such other business as may properly be brought before the Special Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on September 26, 2000, as the date of record for determining the stockholders entitled to notice of and to vote, either in person or by proxy, at the Special Meeting and any adjournment or postponement thereof.

         A Proxy Statement containing information relating to the matters to be acted upon at the Special Meeting and a form of Proxy accompany this Notice.

         You are cordially invited to attend the Special Meeting. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. The giving of such proxy does not affect your right to revoke it later or vote your shares in person if you should attend the Special Meeting.


                                 By Order of the Board of Directors

                                 /s/ KAREN KERR-JOHNSON

                                 Karen Kerr-Johnson
                                 Assistant Secretary


Houston, Texas
October 6, 2000

                            HARKEN ENERGY CORPORATION
                         16285 PARK TEN PLACE, SUITE 600
                              HOUSTON, TEXAS 77084


                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD NOVEMBER 7, 2000

                             SOLICITATION OF PROXIES

         The accompanying proxy is solicited on behalf of the Board of Directors of Harken Energy Corporation, a Delaware corporation ("Harken"), in connection with a Special Meeting of Stockholders (the "Special Meeting"), which will be held at the Houston Marriott North, 255 North Sam Houston Parkway East, Houston, Texas 77060, on Tuesday, November 7, 2000, at 8:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes described in the accompanying notice. This Proxy Statement and the accompanying Proxy will first be mailed to stockholders of record on or about October 6, 2000.

                        RECORD DATE AND VOTING SECURITIES

         The Board of Directors has fixed the close of business on September 26, 2000, as the Record Date (herein so called) for determining the holders of common stock, $0.01 par value per share, of Harken ("Common Stock") entitled to notice of and to vote, either in person or by proxy, at the Special Meeting. The shares of Common Stock are the only shares of capital stock entitled to vote at the Special Meeting. On September 26, 2000, Harken had 176,782,809 shares of Common Stock outstanding.

                                QUORUM AND VOTING

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. If a quorum is not present or represented by proxy, the stockholders entitled to vote at the meeting, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting until a quorum is present or represented. At any such adjourned meeting at which a quorum is presented or represented, any business may be transacted that might have been transacted at the meeting as originally called.

         On all matters submitted to a vote of the stockholders at the Special Meeting or any adjournment thereof, each stockholder will be entitled to one vote for each share of Common Stock owned of record by such stockholder at the close of business on September 26, 2000.

         Abstentions and broker non-votes will be treated as a vote against the proposed amendment to Harken's Certificate of Incorporation to effect the Reverse Split (as defined below).

                       ACTIONS TO BE TAKEN UNDER THE PROXY

         Proxies which are properly executed and returned will be voted at the meeting and any adjournment thereof in accordance with the instructions thereon. Any proxy upon which no instructions have been indicated will be voted FOR approval of the proposed amendment to Harken's Certificate of Incorporation that would effect the Reverse Split.

         Harken knows of no other matters, other than the amendment to Harken's Certificate of Incorporation to effect the Reverse Split, to be presented for consideration at the meeting. If, however, other matters properly come before the meeting or any adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgement on any such matters. The persons named in the accompanying proxy may also, if it is deemed advisable, vote such proxy to adjourn the meeting from time to time.

                               PROXY SOLICITATION

         The expense of the solicitation of proxies will be borne by Harken. Solicitation of proxies may be made in person or by mail, telephone or telegraph by directors, executive officers and other employees of Harken. Harken will request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock held of record by such persons, and Harken will reimburse such entities for their reasonable out-of-pocket expenses. Harken has retained the services of ChaseMellon Shareholder Services to solicit proxies by mail, telephone, telegraph or personal contact. The estimated cost of the professional solicitation will be approximately $7,500.00 plus out-of-pocket expenses.

                               REVOCATION OF PROXY

         Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise (a) by giving written notice to the Secretary or Assistant Secretary of Harken of such revocation; (b) by voting in person at the meeting; or (c) by executing and delivering to the Secretary or Assistant Secretary of Harken a later dated proxy.

                  AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                           TO EFFECT THE REVERSE SPLIT

         The Board of Directors has adopted, and proposes that the stockholders of Harken approve, an amendment to the Certificate of Incorporation that would effect a one-for-ten reverse stock split of the outstanding shares of Common Stock, but would maintain the authorized number of shares of Common Stock at 225,000,000 shares and maintain the par value of the Common Stock at $0.01 per share (collectively, the "Reverse Split"). The authorized number of shares (10,000,000) and par value ($1.00) of Harken's Preferred Stock would remain unchanged.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO EFFECT THE REVERSE SPLIT.

REASONS FOR THE REVERSE SPLIT

         Possible Increase in Stock Price. The Board of Directors believes that the completion of the Reverse Split will cause the trading price of the Common Stock to increase proportionately. There can be no assurance, however, that the Reverse Split will result in any change in the price of the Company's Common Stock or that, if the price of the Company's Common Stock does increase as a result of the Reverse Split, such increase will be proportionate to the decrease in the amount of outstanding shares of Common Stock resulting from the Reverse Split.


          Marketability. If the per share price of the Common Stock were to increase as a result of the Reverse Split, the Board of Directors believes that the Reverse Split may result in a broader market for the Common Stock than currently exists due to such increase of the per share price. The Board of Directors believes that the present level of the per share market price of the Common Stock impairs the acceptability of the stock by portions of the financial community and the investing public. Theoretically, the price per share of stock should not, of itself, affect the marketability of the stock, the type of investor who acquires the stock, or a company's reputation in the financial community. However, in practice, the price per share does affect the stock because many investors look upon low priced stock as unduly speculative in nature, and, as a matter of policy, avoid investment in such stocks. The increased price per share may encourage interest and trading in the Common Stock and possibly promote greater liquidity for Harken's stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Split. Nonetheless, there is no assurance that these effects will occur or that the per share price level of the Common Stock immediately after the proposed Reverse Split will be maintained for any period of time.


         Commissions. In addition, the Board of Directors believes that the Reverse Split may improve the liquidity of Harken's Common Stock in another manner. Frequently, brokers charge trading commissions based upon the number of shares purchased. As a result, this trading commission per share is relatively higher as a percentage of the value of the shares of Harken's Common Stock purchased. The Board of Directors and management believe that the relatively high trading cost of Harken's Common Stock may adversely impact the liquidity of Harken's Common Stock by making it a less attractive investment than the stock of other companies in Harken's industry. If the Reverse Split is effected and the price of Harken's Common Stock rises correspondingly, the trading costs for Harken's Common Stock would decrease.


         Increase of Surplus. As a part of the Reverse Split, Harken's surplus would be increased as a result of maintaining the par value of the Common Stock at $0.01 per share but decreasing the number of issued shares of Harken. Under the Delaware General Corporation Law (the "DGCL"), a corporation is permitted to purchase its own shares of capital stock or to declare dividends only to the extent that the corporation has an amount of surplus equal to or greater than the amount of the stock redemption or dividend. Under the DGCL, the "surplus" of a corporation is defined as the excess of the net assets of a corporation less the stated capital of a corporation. The "stated capital" of a corporation is equal to the number of issued shares of the corporation multiplied by the par value of the shares. The "net assets" of a corporation are the assets minus the liabilities of a corporation. Because the number of issued shares of Harken will decrease as a result of the Reverse Split but the par value will remain the same, the stated capital of Harken will necessarily decrease. The amount by which the stated capital decreases will be considered additional surplus of Harken. Despite the increase in the amount of surplus that would be caused by the surplus, Harken at this time has no plans, other than in connection with the Common Stock repurchase program announced on September 25, 2000 and the redemption of fractional shares created by the Reverse Split as described below, to redeem its shares of Common Stock or to declare a dividend on its shares of Common Stock.


         Effect on Earnings Per Share. The Board of Directors believes that the total number of shares currently outstanding is disproportionately large relative to Harken's present market capitalization. Moreover, when such a large number of shares is outstanding, earnings per share is only affected by a significant change in net earnings. If a smaller number of shares were outstanding, management would be more likely to see its revenue efforts and cost savings reflected in Harken's earnings per share.

         Effective Increase of Authorized Shares of Common Stock. As a part of the Reverse Split, Harken proposes to effectively increase the number of authorized shares of Common Stock by maintaining the authorized number at 225,000,000 shares. Harken believes that the Reverse Split will provide greater flexibility to issue additional equity securities, for example to raise additional capital or to pursue opportunities for expansion through acquisitions. The amount of the Preferred Stock outstanding would not be affected by the Reverse Split. The Board of Directors believes the proposed amounts of Common Stock and Preferred Stock authorized for issuance are adequate to meet Harken's needs in the foreseeable future. If the Reverse Split is approved, no stockholder approval will be solicited for the issuance of all or any portion of the additional shares of Common Stock and Preferred Stock unless, required by law or any rules or regulations to which Harken is subject.


EFFECT OF REVERSE SPLIT ON STOCKHOLDERS


         The proposed Reverse Split will not affect any stockholder's proportionate equity interest in Harken, except for those stockholders who would receive cash in lieu of fractional shares. Holders of Common Stock will continue to be entitled to receive such dividends as may be declared by the Board of Directors. Outstanding warrants, stock options under Harken's stock option plan and other securities convertible into Common Stock will be adjusted to reflect the ratio of the Reverse Split if such transaction is effected. Harken's reporting obligations under the Securities Exchange Act of 1934, as amended, will not be affected by the Reverse Split.


EFFECT OF REVERSE SPLIT ON CAPITAL STOCK

         Harken's Certificate of Incorporation currently authorizes the issuance of 225,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. At the Record Date, Harken had outstanding 176,782,809 shares of Common Stock, leaving a total of 48,217,191 authorized and unissued shares of Common Stock available for future issuances. Following the Reverse Split, Harken will have approximately 17,678,281 shares of Common Stock outstanding, leaving approximately 207,321,719 authorized but unissued shares of Common Stock available for issuance. The par value of the Common Stock would remain at $0.01 per share. Because the number of issued shares of Harken would decrease but the par value would remain the same after the Reverse Split, Harken's stated capital would decrease by approximately $1,591,200, and Harken's surplus account would increase by a corresponding amount. This change in Harken's capital accounts would be reflected in Harken's financial statements, along with a notation of the change in outstanding shares of Common Stock, as a result of the Reverse Split.


         If the amendment is approved by the stockholders, Harken will file a Certificate of Amendment (the "Certificate of Amendment") to its Certificate of Incorporation with the Secretary of State of the State of Delaware promptly following the conclusion of the meeting. The proposed amendment would become effective on the date provided in the Certificate of Amendment (the "Effective Date"). On the Effective Date, without further action of Harken or its stockholders, (i) every ten shares of Common Stock outstanding will automatically be reverse of Amendment split into one share outstanding, (ii) the number of shares of authorized Common Stock will remain fixed at 225,000,000 and
(iii) the par value of the Common Stock will remain at $0.01 per share. Based on information as of the Record Date, Harken anticipates that the number of outstanding shares of Common Stock, after giving effect to the Reverse Split, will be approximately 17,678,281 shares. Upon filing the Certificate of Amendment, Harken will notify the stockholders that the Reverse Split has been effected.

EXCHANGE OF CERTIFICATES; NO FRACTIONAL SHARES

         To effect the Reverse Split, Harken will issue certificates representing one share of Common Stock in exchange for each ten shares of Common Stock presently outstanding upon surrender of an existing certificate evidencing outstanding shares of Common Stock.

         NO FRACTIONAL SHARES OF COMMON STOCK WILL BE ISSUED IN CONNECTION WITH THE PROPOSED REVERSE SPLIT. ASSUMING THE APPROVAL OF THE REVERSE SPLIT, A STOCKHOLDER WHO WOULD OTHERWISE BE ENTITLED TO RECEIVE A FRACTIONAL SHARE OF COMMON STOCK WILL RECEIVE, IN LIEU THEREOF, CASH IN A PROPORTIONAL AMOUNT EQUAL TO THE CLOSING PRICE OF THE COMMON STOCK ON AMERICAN STOCK EXCHANGE ON THE RECORD DATE.

         Harken will appoint ChaseMellon Shareholder Services as exchange agent ("Exchange Agent") in connection with the Reverse Split. As soon as practicable after the Effective Date, the holders of the Common Stock will be notified and requested to surrender to the Exchange Agent any certificate(s) representing outstanding shares of Common Stock in exchange for certificate(s) representing the reduced number of shares of Common Stock that will result from the Reverse Split, together with cash in lieu of any fractional share. On the Effective Date, each certificate representing shares of Common Stock will be deemed for all purposes to represent the reduced number of shares of Common Stock that will result from the Reverse Split, whether or not the certificates representing the outstanding Common Stock are surrendered for exchange.

         Harken will deposit with the Exchange Agent, as soon as practicable after the Effective Date, cash in an amount equal to the value of the estimated aggregate number of fractional shares that will result from the Reverse Split. Any portion of the cash deposited with the Exchange Agent to pay for fractional shares that is held by the Exchange Agent six months after the Effective Date will be returned to Harken, on demand. Thereafter, holders of post-split shares eligible for this cash settlement would be paid directly by Harken. Based on the aggregate number of shares owned by record holders as of the Record Date, Harken estimates that payments for fractional shares resulting from the Reverse Split will aggregate approximately $50,000. Harken intends to use existing cash for such purpose. Harken currently has approximately 4,000 stockholders of record, and following the Reverse Split, Harken does not anticipate that this number will change materially.

NO DISSENTER'S RIGHTS

         The DGCL does not give stockholders of a Delaware corporation dissenter's rights with respect to the Reverse Split.

RESALES OF RESTRICTED SECURITIES

         The proposed amendment will not affect the transferability of shares of Common Stock or any present restriction on the sale thereof. Therefore, for purposes of determining the relevant holding period as prescribed by Rule 144 under the Securities Act of 1933, as amended, the shares of Common Stock to be issued to each stockholder after the Effective Date will be deemed to have been acquired on the date on which the stockholder acquired the shares of Common Stock held immediately prior to the Effective Date.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a summary of the federal income tax consequences of the Reverse Split. The discussion is based on the present federal income tax law. The discussion is not, and should not be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed amendment. Accordingly, stockholders are urged to consult their personal tax advisors for an analysis of the effect of the Reverse Split on their respective tax situations, including consequences under applicable state tax laws.

         The Reverse Split will be deemed to be a tax-free recapitalization to Harken and its stockholders to the extent that outstanding shares of Common Stock are exchanged for a reduced number of shares of Common Stock. Therefore, neither Harken nor its stockholders will recognize any gain or loss for federal income tax purposes as a result thereof. However, if a stockholder receives cash in lieu of any fractional share interest in the Common Stock, such stockholder will be treated as having received the cash in redemption of his or her fractional share interest. Depending on the stockholder's retained stock interest, such cash redemption will be treated as either (i) a dividend to the extent of Harken's current and accumulated earnings and profit with any excess first applied against the stockholder's adjusted tax basis allocable to the fractional share interest ("Basis") and the remainder treated as gain from the sale or exchange of the fractional shares or (ii) gain or loss from the sale or exchange of the fractional shares in an amount equal to the difference, if any, between the cash received and the stockholder's Basis.

         The shares of Common Stock to be issued to each stockholder will have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of Common Stock held by such stockholder immediately prior to the Effective Date, less any basis allocable to the fractional shares redeemed (if any) to the extent such redemption is treated as a sale or exchange under the preceding paragraph. A stockholder's holding period for the shares of Common Stock to be issued will include the holding period for shares of Common Stock exchanged therefor, provided, that such outstanding shares of Common Stock were held by the stockholder as capital assets on the Effective Date.

PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

         If the Reverse Split is approved, the Certificate of Incorporation will be amended by deleting the first paragraph of Article Four in its entirety and inserting in its place the following five paragraphs:

                  The aggregate number of shares which the Corporation shall have the authority to issue is two hundred thirty-five million (235,000,000), of which two hundred twenty-five million (225,000,000) shall be designated as Common Stock of the par value of One Cent ($.01) per share and ten million (10,000,000) shall be designated as Preferred Stock of the par value of One Dollar ($1.00) per share.

                  The Corporation does, by this Amendment to the Certificate of Incorporation (such Amendment to the Certificate of Incorporation being effective upon its filing with the Secretary of State of the State of Delaware, with the time of such effectiveness being hereinafter referred to as the "Effective Time"), reclassify its shares of Common Stock, par value $.01 per share (the "Old Common Stock") issued and outstanding immediately before the Effective Time and cancel its unissued shares of Old Common Stock unissued before the Effective Time, as set forth herein.

                  All of the shares of Old Common Stock that were authorized but unissued immediately before the Effective Time, shall, at the Effective Time, be canceled. The Old Common Stock shall be superseded by the authorized but unissued shares of Common Stock, $0.01 par value of the Corporation.

                  Each ten shares of Old Common Stock outstanding immediately before the Effective Time, and each ten shares of Old Common Stock issuable pursuant to an instrument exercisable for shares of Old Common Stock (including, but not limited to, all outstanding options and warrants to acquire Old Common Stock and the Corporation's 5% Senior Convertible Notes Due 2003), shall, at the Effective Time, be reclassified as and converted into, and become a right to receive, and the holders of the outstanding Old Common Stock or instruments exercisable for such Old Common Stock shall be entitled to receive therefor upon surrender of the certificates representing such shares of Old Common Stock to the Corporation, or upon exercise of such instrument, one share of Common Stock, $0.01 par value of the Corporation, subject to the treatment of fractional shares set forth herein.

                  No scrip or fractional certificates will be issued. In lieu of fractional shares, the Corporation will pay a cash adjustment in respect of such fraction of a share in an amount equal to the same fraction of the closing sale price of the Common Stock as quoted on the American Stock Exchange, or such other representative price as determined by the officers of the Corporation, as of the closing of business on September 26, 2000.


APPROVAL OF REVERSE SPLIT

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock outstanding and entitled to vote on the Record Date is required to approve the Reverse Split.

                            OWNERSHIP OF COMMON STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         As of September 26, 2000, there was no person known by Harken to beneficially own five percent (5%) or more of the outstanding shares of Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth as of September 26, 2000, information regarding the number of shares of Common Stock beneficially owned by each Director, Harken's Chief Executive Officer and Harken's four most highly compensated executive officers other than the Chief Executive Officer during 1999, and all of Harken's Directors and executive officers as a group.

                                                                   Number of Shares
                                                                     Beneficially                Percent of
                              Name                                       Owned                      Class
         ------------------------------------------------          -----------------             -----------
         Michael M. Ameen, Jr.                                         126,000  (1)                  (2)
         Larry G. Akers                                                 10,000                       (2)
         Mikel D. Faulkner                                           2,501,242  (3)                1.35 %
         Bruce N. Huff                                               1,042,500  (4)                  (2)
         Hobart A. Smith                                               155,950  (5)                  (2)
         William Petty                                                  15,000
         Guillermo Sanchez                                             571,250  (4)                  (2)
         Gary B. Wood                                                  477,338  (6)                  (2)
         Stephen C. Voss                                             1,032,500  (4)                  (2)
         Larry E. Cummings                                             379,239  (7)                  (2)

         All Directors and Executive Officers as a                   6,665,869  (8)                3.77 %
         Group (15 persons)

--------------------

(1) Includes 105,000 shares issuable within 60 days upon exercise of options issued by Harken.

(2)      Less than one percent (1%).

(3) Includes 2,391,242 shares issuable within 60 days upon exercise of options issued by Harken.

(4) Represents shares issuable within 60 days upon exercise of options issued by Harken.

(5) Includes 106,250 shares issuable within 60 days upon exercise of options issued by Harken.

(6) Includes 48,588 shares owned by Concorde Financial Corporation which is 90% owned by Dr. Wood, 75,000 shares owned by Partners Trust and 10,000 shares held by Stephanie's Partners Trust, both trusts established for the benefit of Dr. Wood's children, 85,000 shares held by J&L Partner's Trust, of which Dr. Wood is the primary beneficiary, 15,000 shares held by Wood Management Trust, of which Dr. Wood is a potential beneficiary, and 108,750 shares issuable within 60 days upon exercise of options issued by Harken.

(7) Includes 337,564 shares issuable within 60 days upon exercise of options issued by Harken.

(8) Includes 6,064,906 shares issuable within 60 days upon exercise of options issued by Harken.

                  STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         Under the SEC's proxy rules, stockholder proposals that meet certain conditions may be included in Harken's proxy statement and form of proxy for a particular annual meeting. Stockholders that intend to present a proposal at Harken's 2001 Annual Meeting of Stockholders must send the proposal to Harken so that it is received at Harken's principal executive offices no later than December 31, 2000 to be considered for inclusion in the proxy statement and form of proxy related to the 2001 Annual Meeting of Stockholders. Stockholders that intend to present a proposal that will not be included in the proxy statement and the form of proxy, must give notice to Harken no later than March 15, 2001. Any and all such proposals and notices should be sent to the attention of the Secretary of Harken. Any and all such proposals should be in compliance with other applicable Securities and Exchange Commission regulations in order to be included in Harken's proxy materials or in its presentation at the 2001 Annual Meeting.

                                       By Order of the Board of Directors



                                       /s/ KAREN KERR-JOHNSON

                                       Karen Kerr-Johnson,
                                       Assistant Secretary


Houston, Texas
October 6, 2000

                            HARKEN ENERGY CORPORATION
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
       FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 7, 2000

         The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Stockholders of Harken Energy Corporation ("Harken") to be held November 7, 2000, and (2) constitutes and appoints Anna Williams, Elmer Johnston, and Karen S. Kerr-Johnson, and each of them, attorneys and proxies of the undersigned, with full power of substitution to each, for and in the name, place, and stead of the undersigned, to vote, and to act in accordance with the instructions given below with respect to, all of the shares of Common Stock of Harken standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at that meeting and at any meetings to which that meeting is adjourned. In their discretion, the proxies may vote upon such other matters as may properly come before the meeting.

         PROPOSAL: Approval of an amendment to Harken's Certificate of Incorporation to effect a one-for-ten reverse stock split.

               [ ] FOR             [ ] AGAINST            [ ] ABSTAIN

         You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. This Proxy will be voted as specified. If no specification is made this Proxy will be voted FOR the proposal. Your shares cannot be voted unless you sign and return this card.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO EFFECT THE REVERSE SPLIT.


------------------------   ----------------------    -------------------------
    (Signature)                  (Signature)                  (Date)

         NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON, JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


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